Exhibit

                 SERIES B: 4% DIVIDEND BEARING PREFERRED STOCK

        CERTIFICATE SETTING FORTH RESOLUTIONS BY THE BOARD OF DIRECTORS

                   BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.


(Pursuant to the Nevada Corporation Code)

We, the undersigned, as the President and Secretary of BioProgress Technology International, Inc.. a Nevada corporation, the Articles of Incorporation of which are on file in the office of the Secretary of State for the State of Nevada DO EACH HEREBY CERTIFY AND VERIFY: that the Board of Directors of BioProgress Technology International, Inc., in accordance with said articles and pursuant to the laws of the State of Nevada, duly adopted on July 20, 1999, the preambles arid resolutions attached hereto.

IN WITNESS WHEREOF: We have set our hands and the corporate seal this 20th day of July 1999.

BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.


By: /s/ Barry J. Muncaster
--------------------------
Barry J. Muncaster, President                        [SEAL]

Attest: /s/ James T.C. Longley
------------------------------
James T.C. Longley, Secretary

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                  UNANIMOUS CONSENT IN LIEU OF SPECIAL MEETING

       BOARD OF DIRECTORS FOR BIOPROGRESS TECHNOLOGY INTERNATIONAL, INC.
                                (July 20, 1999)


Pursuant to the provisions of the Nevada Corporation Code- which provide that action required or permitted by said code to be taken at a meeting of the board of directors of a corporation may be taken without a meeting with the same force and effect as a unanimous vote of said board if the action is (I) evidenced by one or more written consents describing the action taken, (ii) signed by each director and (iii) delivered to the secretary of the corporation for filing with the corporate records-the undersigned, being die sole members of the board of directors of BioProgress Technology International. Inc., (the Board of Directors and the Company respectively), do hereby waive any and all notice which may be required to be given with respect to a meeting of the Board of Directors and do hereby take, ratify, confirm and approve the following action this 20th day of July, 1999.

WHEREAS, the Company has been presented with an opportunity to sell shares of equity in the form of preferred stock for the purpose of raising capital for its business: WHEREAS, the Articles of Incorporation governing the Company (Articles of Incorporation) permit the issuance of preferred shares in series with such designations, preferences and relative participating option or oilier rights and qualifications, limitations and restrictions as may be fixed by the Board of Directors, including, without limitation: 1. the rate of dividends and redemption and conversion prices, all of which are to be determined after giving consideration to die financial and general condition of the Company and to the condition of the securities markets, if any, existing at the time of issuance; and WHEREAS, the directors deem it advisable to establish and issue a new series of preferred stock at this time to accomplish the aforesaid purpose and have carefully investigated the financial and general condition of the Company and the relation of the condition of the Company to the condition of the securities markets, and have determined that it is in the best interests of the Company to establish a new series of preferred stock to be denominated Series B: 4% Dividend Bearing, Redeemable, Convertible Preferred Stock" with the attributes set forth in this resolution:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby authorizes the Company to issue Three Million, Seven Hundred Fifty Thousand (3,750,000) shares of its Series B: 4% Dividend Bearing. Redeemable, Convertible Preferred Stock at a price of $2 .50 per share, which series shall have the following features: (a) Dividends - the series shall pay a dividend of 4% per annum computed, but not accrued, quarterly in arrears, to be declared and paid when and only when the Board of Directors deems such to be in the best interests of the Company; (b) Conversion - the series shall be convertible at the sole election of the holder into common shares of the Company on the basis of (1) one preferred for two and one-half (2 1/2) common shares on or before December 31, 2000, one (1) preferred for one (1) Common share after December 31, 2000, and on or before December 31, 2001, and one (1) preferred for one-half (1/2) common share after December 31, 2001 and on or before December 31, 2002, after which all conversion rights expire; (c) Redemption - the Company may at its sole election redeem on 30 days' prior, written notice all or any portion of the preferred by paying the sum of $3.13 per share on or before December 31, 2000, $3.91 per share after December 31, 2000, and on or before December 31, 2001, and $4.88 after December 31, 2001 and on or before December 31, 2002, and the Company shall redeem all preferred shares remaining outstanding after March 31, 2003, through the payment of $5.19 per share: (d) Liquidation Preference - the holders of the series shall not be entitled to a liquidation preference over any existing or subsequently established class or series of outstanding stock of the

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Company; (e) Sinking Fund - the holders of this series shall not be entitled to the establishment of any sinking fund for the purpose or retiring the shares of the series or for any other purpose; (f) Voting Rights - the series shall have no voting rights other than those provided under Nevada law; (g) Additional Provision - the series shall be issued, upon compliance with the laws of the State of Nevada, in accordance with those terms set forth on Exhibit A hereto, which is specifically incorporated herein by this reference and adopted as the act of the Company; RESOLVED FURTHER that the President and the Secretary are hereby authorized and directed to cause to be filed under corporate seal such certificates as shall be requisite to the end that the stock shall be issued and delivered as aforesaid; and RESOLVED FINALLY that the President be, and he hereby is, authorized to (i) effectuate, to the extent necessary and appropriate, those actions taken hereby, (ii) issue a certificate or certificates for the shares, (iii) prepare a form of certificate for the shares in accordance with the above resolutions and (iv) provide for filing all necessary documentation with the Secretary of State for the State of Nevada, applicable state securities authorities and the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Board of Directors, have hereunto set their hands effective as of the date first specified above.


/s/ Barry J. Muncaster
----------------------
Barry J. Muncaster, on behalf of the Board

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                                   EXHIBIT A

    SERIES B: 4% DIVIDEND, REDEEMABLE, CONVERTIBLE PREFERRED STOCK PROVISIONS


The Series B: 4% Dividend, Redeemable, Convertible Preferred Stock (Preferred Stock or Series A Preferred Stock) shall consist of one (1) series of Three Million Seven Hundred Fifty Thousand (3,750,000) shares of the preferred stock of BioProgress Technology International, Inc., (Company), with each share to be identical to every other in all respects.

The following sets forth the provisions of the Series A Preferred Stock.

Part 1: Dividends: The holders of the issued and outstanding Preferred Stock shall be entitled to receive quarterly in arrears, as and when declared by the Board of Directors, dividends amounting to 4% of the subscription amount of $2.50 on the Preferred Stock. If a dividend is not paid, it shall accrue but not be compounded into the stated value of the Preferred Stock. Dividends shall accrue, while the series is outstanding, on March 31, June 30, September 30 and December 31,

Part 2: Conversion: The Preferred Stock shall be convertible, in whole or in part, at any time and from time to time at the sole election of the holder into common shares of the Company as follows: (1) one (1) preferred for two and one-half (2 1/2) common shares on or before December 31, 2000, (2) one (1) preferred for one (1) common share after December 31, 2000, and on or before December 31, 2001, and (3) one (1) preferred for one-half (1/2) common share after December 31, 2001 and on or before December 31, 2002. All conversion rights of the holder(s) expire after December 31, 2002. Notice shall be given to the Company by each electing holder to the Company at least 10, but no more than 30, days prior to electing to convert. The certificate evidencing the shares to be convened shall accompany the notice.

Part 3: Redemption: The Company may at its sole election redeem on 30 days' prior, written notice all or any portion of the Preferred Stock by paying the sum of (1) $3.13 per share on or before December 31, 2000, (2) $3.91 per share after December 31, 2000, and on or before December 31, 2001, and (3) $4.88 after December 31, 2001 and on or before December 31, 2002. The Company may redeem all or any part of the Preferred Stock from time to time and at any time as aforesaid. The Company shall redeem all shares of Preferred Stock which remain outstanding after March 31, 2003, through the payment of $5.19 per share.

Part 4: Liquidation: The Preferred Stock shall not entitled to preferential liquidation rights over any other class or series of stock previously or which may subsequently be issued by the Company.

Part 5: Sinking Fund: The Preferred Stock shall not be entitled to the establishment of any sinking fund for any purpose.

Part 6: Voting Rights: The Preferred Stock shall have no voting rights.

Part 7: Additional Provisions: The Preferred Stock may not be subordinated in any respect to the terms and provisions of the Common Stock and to the terms and provisions of any other series of the outstanding preferred stock of the Company which may be issued and become outstanding subsequent to the Preferred Stock.